EXHIBIT 2(b)


                         COMMON STOCK PURCHASE AGREEMENT

                  THIS AGREEMENT is made and entered into as of March 12, 2002, between Sutter Opportunity Fund 2, LLC (the "Buyer") and Firebrand Financial Group, Inc. (the "Seller"). The Buyer and Seller are referred to collectively herein as the "Parties".

                  The Seller owns shares of common stock, par value $0.0001 per share (the "Common Stock"), of Shochet Holding Corp., a Delaware corporation (the "Company"), and the Seller desires to sell certain of such shares to the Buyer, and the Buyer desires to purchase such shares from the Seller pursuant to the terms and conditions of this Agreement.

                  NOW, THEREFORE, the Parties hereto agree as follows:

1.       Purchase and Sale of Company Shares.

     (a) Basic Transaction. At the Closing and upon the terms and conditions set forth in this Agreement, the Seller shall sell, transfer and assign to the Buyer, and the Buyer shall purchase from the Seller, all of the Seller's right, title and interest in and to the number of shares of Common Stock set forth opposite the Seller's name on Schedule I hereto (the "Shares") free and clear of all security interests, claims, liens, pledges, options, encumbrances, charges, agreements, voting trusts, proxies and other arrangements or restrictions whatsoever other than restrictions under Federal and state securities laws ("Encumbrances").

     (b) Preliminary Purchase Price and Payment. Subject to the terms and conditions of this Agreement, at the Closing, the Seller shall sell to the Buyer the Shares in exchange for an aggregate amount equal to $727,400 (the "Preliminary Purchase Price").

     (c) Closing. The closing of the purchase and sale of the Shares hereunder (the "Closing") shall take place at the offices of Kirkland & Ellis at 10:00 a.m. on March 28, 2002, or at such other place or on such other date as is mutually agreeable to the Buyer and the Seller (the "Closing Date"). At the Closing, subject to the satisfaction or waiver of each of the conditions specified in Section 2 below:

          (i) The Seller shall deliver to the Buyer certificate(s) representing the Shares free and clear of all Encumbrances, duly endorsed in blank for transfer or accompanied by stock powers duly executed in blank.

          (ii) The Buyer shall pay to the Seller an aggregate amount equal to
          (A) the Preliminary Purchase Price, less (B) the Escrow Amount, by wire transfer of immediately available funds to one or more accounts as designated by the Seller.

          (iii) The Buyer shall pay an amount equal to $145,480 (the "Escrow Amount") to an escrow agent mutually acceptable to the Buyer and Seller (the "Escrow Agent") pursuant to the Escrow Agreement, by wire transfer of immediately available funds.


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          (iv) The closing certificates and other documents and agreements required to be delivered pursuant to this Agreement with respect to the Closing will be exchanged.

     (d) Adjustment to Preliminary Purchase Price. The Preliminary Purchase Price will be adjusted as follows:

          (i) If the Actual Cash Amount exceeds the Estimated Cash Amount, the Buyer shall pay to the Seller an amount equal to such excess multiplied by the Adjustment Factor by wire transfer or delivery of other immediately available funds within five Business Days after the Audit Date;

          (ii) If the Actual Cash Amount is less than the Estimated Cash Amount, the Seller shall pay or cause the Escrow Agent to pay to the Buyer an amount equal to such deficiency multiplied by the Adjustment Factor by wire transfer or delivery of other immediately available funds within five Business Days after the Audit Date;

          (iii) The Seller shall pay to the Buyer 56.45% of all costs, fees and expenses of any kind (including any penalties) arising from or related to the Accountant's preparation and filing of all the Company's and its Subsidiaries' unfiled state and federal tax returns for all periods prior to January 1, 2002; and

          (iv) The Seller shall pay, on a dollar for dollar basis, all costs, fees, expenses or payments incurred or paid by the Company or any of its Subsidiaries to any director or executive officer (other than Arnold Roseman) of the Company or its Subsidiaries, to the extent such costs, fees, expenses or payments were made or incurred from January 31, 2002 through the Closing Date.

The Preliminary Purchase Price as so adjusted is referred to herein as the "Purchase Price".

2.       Closing Conditions.

     (a) Mutual Conditions. The obligation of the Seller to sell, transfer and assign the Shares to be sold to the Buyer hereunder is subject to the Seller, Buyer and Escrow Agent having executed and delivered an escrow agreement (the "Escrow Agreement") in substantially the form attached hereto as Exhibit A, and such Escrow Agreement shall be in full force and effect as of the Closing and shall be used to make payments to the Buyer in connection with (i) adjustments made to the Purchase Price pursuant to Section 1(d) and (ii) Seller's indemnification obligations as set forth in Section 7(b).

     (b) Conditions to Seller's Obligations. The obligation of the Seller to sell, transfer and assign the Shares to be sold to the Buyer hereunder is subject to the satisfaction of the following conditions as of the Closing:

          (i) the representations and warranties contained in Section 5 hereof shall be, with respect to those representations and warranties qualified by any materiality standard, true and correct in all respects as of the Closing Date, and with respect to all other representations and warranties, true and correct in all material

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

          respects at and as of the Closing Date as though then made, except to the extent of changes caused by the transactions expressly contemplated herein;

          (ii) the Buyer shall have delivered to Seller a certificate of an officer of the Buyer, dated as of the Closing Date, stating that the conditions specified in Section 2(b)(i) have been satisfied;

          (iii) Schedule 14(f) shall have been filed by the Company with the SEC and mailed to its stockholders at least 10 days prior to the Closing Date; and

          (iv) the Seller shall have received a copy of the Escrow Agreement executed by Buyer and the Escrow Agent.

     (c) Conditions to Buyer's Obligations. The obligation of the Buyer to purchase the Shares from the Seller is subject to the satisfaction of the following conditions as of the Closing:

          (i) the representations and warranties contained in Section 4 shall be, with respect to those representations and warranties qualified by any materiality standard, true and correct in all respects as of the Closing Date, and with respect to all other representations and warranties, true and correct in all material respects at and as of the Closing Date as though then made, except to the extent of changes caused by the transactions expressly contemplated herein;

          (ii) the Seller shall have caused the Company to have made all filings and obtained all permits, authorizations, consents and approvals required to be obtained by the Company to consummate the transactions contemplated by this Agreement as set forth on Schedule 4(b);

          (iii) the Buyer shall have obtained an opinion of Seller's counsel regarding the exemption from registration under the Securities Act of 1933 with respect to the transfer of the Shares from the Seller to the Buyer or a written waiver by the Company of all opinion delivery requirements imposed by any legend on the certificates representing the Shares;

          (iv) the Buyer shall have received the resignations, effective as of the Closing, of each director and officer (other than Arnold Roseman) of the Company and each Subsidiary of the Company;

          (v) the Seller shall have caused William G. Knuff, III and Robert E. Dixon to have been nominated as directors of the Company;

          (vi) the Buyer shall have received evidence reasonably satisfactory to Buyer that the Company has caused each of its Subsidiaries that is a broker-dealer and/or investment advisor to terminate such Subsidiaries' status as a broker-dealer and/or independent advisor in each state or jurisdiction in which such Subsidiary is registered as such;

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

          (vii) the Buyer shall have received from the Seller, at least 15 days prior to the Closing, copies of any correspondence or comments from the NASD or any state, federal and local governments (and all agencies thereof) with respect to any complaint or investigation of Shochet Securities, Shochet Investment Advisors Corp. or any other Subsidiary of the Company referred to in the Schedules and all other correspondence or comments received after the date of this Agreement;

          (viii) the Buyer shall have received evidence reasonably satisfactory to Buyer that (A) Shochet Securities, Inc. has paid to Seller an aggregate amount equal to $44,109.00, such amount representing all amounts due under the Intercompany Services Agreement and (B) the Intercompany Services Agreement has been terminated and neither the Company nor any of its Subsidiaries owes any Person any amount thereunder;

          (ix) the Buyer shall have received the Engagement Letter;

          (x) each employment agreement (other than the employment agreement of Arnold Roseman) between the (i) Company and a Company employee and
          (ii) a Subsidiary of the Company and an employee of such Subsidiary, including without limitation, the employment agreements of Roger Gladstone, David Greenberg and Andrew Lockwood shall have been terminated on terms satisfactory to Buyer;

          (xi) the Seller shall have caused the Company to deliver to Buyer documents, reasonably satisfactory to Buyer (i) evidencing the Estimated Cash Amount and (ii) that will serve to remove as of the Closing, all signatories to the Company Cash Accounts immediately prior to the Closing as of the date hereof and replace such signatories with Robert E. Dixon and William G. Knuff, III;

          (xii) the Seller shall have caused the Company to transfer to the Company's new directors all documents, books, records (including tax records), agreements, and financial data of the Company; provided that Seller shall not have to deliver such documents, books, records agreements and financial data to a place other than the property described in the Boca Lease;

          (xiii) the Buyer shall have received evidence reasonably satisfactory to the Buyer that any account (other than the accounts set forth on Schedule 4(j)) of a broker-dealer and/or investment advisor customer of the Company or its Subsidiaries has been terminated;

          (xiv) since the date hereof, there shall have been no fact, event or circumstance which would reasonably be expected to have a Material Adverse Effect;

          (xv) the Seller shall have delivered to the Buyer a certificate of an officer of the Seller, dated as of the Closing Date, stating that the conditions specified in Section 2(c)(i) and (xiv) have been satisfied;

          (xvi) the Buyer shall have received a copy of Schedule 14(f) and evidence that such Schedule 14(f) was filed with the SEC and mailed to the Company's shareholders at least 10 days prior to the Closing Date;


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

          (xvii)the Buyer shall have a received copy of the Escrow Agreement executed by Seller and the Escrow Agent.

3. Pre-Closing Covenants. Each of the Buyer and the Seller hereto agrees as follows with respect to the period between the date of this Agreement and the
Closing:

     (a) General. Each of the parties hereto shall use its commercially reasonable best efforts, in good faith, to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the conditions set forth in Section 2 above and execution and delivery of the agreements and instruments contemplated hereby to be executed and delivered at the Closing).

     (b) Notices of Certain Events. The Seller shall promptly notify the Buyer of:

          (i) any written notice or other written communication received by the Seller from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

          (ii) any written notice or other written communication received by the Seller from any governmental entity either in connection with the transactions contemplated by this Agreement or related to the Company's or its Subsidiaries' status as a broker-dealer or investment advisor; and

          (iii) any change or event (i) having or which would reasonably be expected to have a Material Adverse Effect on the Company, or
          (ii) impairing the ability of the Seller to consummate the transactions contemplated hereby.

     (c) Operation of Business. The Seller shall use its best efforts to cause the Company to (i) take all actions required to assure that the Company and its Subsidiaries remain duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, (ii) take all actions required to assure that the Company and its Subsidiaries maintain and comply with all requisite governmental authority (and agencies thereof), licenses, permits and reporting requirements necessary to conduct its business,
(iii) take all actions required to assure that the Company and its Subsidiaries comply with their organizational documents, (iv) take all actions required to assure that the Company and its Subsidiaries comply with their material obligations, other than those material obligations that arise out of the matters listed on Schedule 4(f), (v) conduct the business of the Company and its Subsidiaries in compliance with all applicable laws, and (vi) conduct the business of the Company and its Subsidiaries substantially in the manner conducted on the date hereof.

     (d) Exclusivity. Neither the Seller nor any of its respective representatives, officers, directors, agents, stockholders or Affiliates (all such Persons, the "Seller Group") shall directly or indirectly initiate, solicit, entertain, negotiate, accept or discuss any proposal or offer (an "Acquisition Proposal") to acquire all or any of the Shares (a "Third Party Acquisition"), or provide any nonpublic information to any third party in connection with an Acquisition Proposal or a Third Party Acquisition, or enter into any agreement, arrangement or understanding requiring the Seller to abandon, terminate or fail to consummate the transactions contemplated hereby.

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

The Seller represents that no member of the Seller Group is party to or bound by any agreement with respect to an Acquisition Proposal or a Third Party Acquisition other than under this Agreement and the Seller has terminated all discussions with third parties (other than the Buyer) regarding Acquisition Proposals or Third Party Acquisitions.

     (e) Schedule 14(f). The Seller shall use its best efforts to cause the Company to prepare, file and mail Schedule 14(f) no later than 10 days prior to the Closing and the Buyer shall provided Seller with such information reasonably requested by Seller for the preparation of such schedule.

     (f) Employment Agreements. The Seller shall have caused the Company and its Subsidiaries to terminate, on terms satisfactory to Buyer, each employment agreement (other than the oral employment agreement between the Company and Arnold Roseman, the terms of which shall be documented in a letter agreement dated as of the Closing Date), whether written or oral, between the Company and/or its Subsidiaries and any Person.

     (g) Intercompany Services Agreement. The Seller shall have (i) terminated the Intercompany Services Agreement and (ii) caused the Company to have caused Shochet Securities, Inc., and not the Company, to pay to Seller an aggregate amount equal to $44,109.00, such amount representing all amounts due Seller under the Intercompany Services Agreement.

4. Representations and Warranties of Seller. The Seller hereby represents and warrants to the Buyer that the statements contained in this Section 4 are correct and complete as of the date hereof and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4) with respect to himself, herself or itself.

     (a)  Ownership.  All of the  Shares  set forth  opposite  Seller's  name on
Schedule I attached hereto are owned of record and beneficially by the Seller, and the Seller has good and marketable title to such Shares, free and clear of all Encumbrances. All of the Shares are validly issued, fully paid and nonassessable. Other than the Shares and an additional 52,785 shares of Common Stock held by the Seller, the Seller owns no other shares of the capital stock of the Company or rights to acquire any such shares. At the Closing, the Seller shall transfer to the Buyer good and marketable title to the Shares, free and clear of all Encumbrances.

     (b) Authorization; No Breach. The execution, delivery and performance of this Agreement and all other agreements and instruments contemplated hereby to which the Seller is a party have been duly authorized by all necessary action on the part of the Seller. This Agreement constitutes a valid and binding obligation of the Seller, enforceable in accordance with its terms. Except as set forth on Schedule 4(b) attached hereto, the execution and delivery by the Seller of this Agreement and all other agreements and instruments contemplated hereby to which the Seller is a party, and the fulfillment of and compliance with the respective terms hereof and thereof by the Seller does not and shall not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under (whether with or without the passage of time, the giving of notice or both), (iii) result in the creation of any Encumbrance upon the Shares pursuant to, (iv) give any third party the right to modify, terminate or accelerate any obligation under, (v) result in a

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

violation of, or (vi) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any third party or any government entity pursuant to, (A) the articles of incorporation or bylaws of the Company, or, to Seller's Knowledge, (B) any law or regulation to which the Company or any of its subsidiaries is subject, or any order, judgment or decree or (C) any material agreement or instrument to which the Company is subject.

     (c) Not Party in Interest. The Seller is not a "party in interest" (as that term is defined in section 3(14) of the Employee Retirement Income Security Act of 1974) with respect to Buyer.

     (d) Disclosures. The Buyer has received from the Seller a copy of the Company's Financial Statements, and except as set forth on Schedule 4(f) and
Schedule 4(g) attached hereto or incurred as a continuing expense associated with its operations as a holding company, Seller is not aware of any material adverse change in the financial condition, operating results, assets, liabilities, operations or businesses of the Company since the date of the Financial Statements.

     (e) Capitalization. As of the date hereof, the entire authorized stock of the Company consists of (i) 15,000,000 shares of Common Stock, of which 2,150,000 is issued and outstanding and (ii) 1,000,000 shares of preferred stock, par value $0.0001 per share (the "Preferred Stock"), of which none is issued and outstanding. Other than the Common Stock and Preferred Stock, there are no other classes or series of stock of the Company, and other than as set forth on Schedule 4(e) attached hereto, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized appreciation, phantom stock, profit participation, or similar rights with respect to the Company.

     (f) Undisclosed Liabilities. Except as set forth on Schedule 4(f) attached hereto, neither the Company nor any of its Subsidiaries have any material Liability (and to Seller's Knowledge, there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) except for Liabilities set forth on the face of the Recent Balance Sheets (rather than in any notes thereto), other than Liabilities incurred after the date of the Recent Balance Sheets in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law and is material).

     (g) Legal  Compliance.  To  Seller's  Knowledge  and except as set forth on
Schedule 4(g) attached hereto, the Company and its Subsidiaries have complied in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, foreign governments (and all agencies thereof) and self regulatory agencies, the non-compliance of which would reasonably be expected to have a Material Adverse Effect, and as of the date hereof, there is no decree, judgment, order, investigation, regulatory examination, claim or litigation at law or in equity, no arbitration proceeding,

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and no proceeding  before or by any judicial  authority,  commission,  agency or other administrative or regulatory body or authority, pending or, to the Seller's knowledge, threatened, to which the Company is a party or otherwise relating to the business of the Company or its Subsidiaries.

     (h) Reporting Requirements. To Seller's Knowledge, the Company and each of its Subsidiaries have filed all reports, filings, statements or other documents required under the Securities Act of 1933, Securities Exchange Act of 1934, rules of the NASD and Investment Advisers Act of 1940, the failure to file of which would reasonably be expected to have a Material Adverse Effect, and no such reports, filings, statements or other documents contained any material misstatement or omissions.

     (i) Broker's Fee. Neither the Seller nor the Company has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

     (j) Customers. Other than the 10 customers set forth on Schedule 4(j) attached hereto, neither the Company nor any of its Subsidiaries has any broker-dealer and/or investment advisor customers.

     (k) No Material Misstatements. No representation or warranty by the Seller in this Agreement (including the Schedules hereto) or in any written statement or certificate which furnished by the Seller to the Buyer pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements made not misleading. The Seller is not aware of any material fact relating to the Shares, the transaction contemplated by this Agreement or the Company that has not been disclosed by the Seller to the Buyer.

     (l) Affiliate Transactions. Except as set forth on Schedule 4(l) attached hereto, and described in the Company's periodic reports filed with the SEC under the Securities Exchange Act of 1934, neither the Seller nor any of its Affiliates has been involved in any business arrangement or relationship with the Company or its Subsidiaries within the past 12 months, and neither the Seller nor any of its Affiliates owns any asset, tangible or intangible, which is used in the business of the Company.

     (m) Shochet Leases. The Boca Lease and the Shochet Leases constitute all the leases, subleases and other occupancy agreements, including all amendments, extensions and other modifications ("Leases") for real property to which either the Company and its Subsidiaries is a party, and other than the Boca Lease and the Shochet Leases identified as Tamarack, Delray, South Miami and Weston, the obligations of the Company or its Subsidiary under each of its Leases has been breached (see Schedule 4(f) attached hereto) and an event of default has occurred. The Company and/or its Subsidiaries has reached agreements with the landlords of Tamarack, Delray, South Miami and Westin to terminate these leases and the Company and its Subsidiaries has no further liability thereunder.

5. Representations and Warranties of Buyer. The Buyer hereby represents and warrants to the Seller that the statements contained in this Section 5 are correct and complete as of the date hereof and will be correct and complete

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as of the Closing  Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 5) with respect to himself, herself or itself:

     (a) Authorization. The execution and performance of this Agreement have been duly authorized by all necessary action on the part of the Buyer, and this Agreement when executed and delivered shall constitute a valid and legally binding obligation of the Buyer, enforceable in accordance with its terms.

     (b) Investment Representations. The Buyer is purchasing the Shares for investment purposes and is not purchasing the Shares with a view to the public sale or distribution of any part thereof, and Buyer has no present intention of selling, granting participation in, or otherwise distributing the Shares in violation of any federal or state securities laws. The Buyer has been given access to all information regarding the Company that it has requested from the Seller. The Buyer is capable of evaluating and has evaluated the merits and risks of its purchase of the Shares and is able to bear the economic risk of its investment in the Shares. The Buyer recognizes that it must bear the economic risk of the investment represented by its purchase of the Shares for an indefinite period. The Buyer understands that the Shares have not been registered under the Securities Act of 1933, as amended from time to time (the "Act") on the basis that the sale provided for in this Agreement is exempt pursuant to Sections 4(1) and 4(2) (and the so-called Section "4(1 1/2)" exemption) of the Act and that the reliance of the Seller on such exemptions is predicated upon Buyer's representations set forth herein.

     (c) Schedule 14(f). With respect to Schedule 14(f), all the information provided to Seller pursuant to Section 3(e) is true and correct in all material respects.

6. Post-closing Covenants. The Parties agree as follows with respect to the period following the closing.

     (a) General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 7). The Seller and Buyer acknowledge and agree that from and after the Closing the Company's new officers and directors will be entitled to possession of all documents, books, leases, records (including tax records), agreements, and financial data relating to the Company. The Buyer shall cause the Company to maintain all material documents, books, records (including tax records) agreements and financial data relating to the Company for such periods of time as may be appropriate for the Seller to have access thereto relating to any indemnification claims.

     (b) Litigation and Arbitration Support. In the event and for so long as any Party or the Company or its Subsidiaries is actively contesting or defending against any action, suit, proceeding, hearing, arbitration, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction prior to the Closing Date involving the Company or its Subsidiaries, each of the other Parties will cooperate with him or it and his, her or its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under
Section 7).

     (c) Certain Indemnification Rights. The Seller and the Buyer acknowledge that the Company and/or its Subsidiaries have certain rights of indemnification and other claims against Bluestone Capital Corp., HealthStarCorp. and Sands Brothers & Company, Inc. arising under the Purchase Agreement, specifically, but without limitation, the Company and/or its Subsidiaries have indemnification rights and other claims against these entities as they relate to the Shochet Leases, the Shochet Equipment Leases and the Schroder Letter. Buyer agrees that insofar as Seller is indemnifying the Buyer for a proportionate share of the liabilities of the Company arising under these matters pursuant to Section 7(b)(ii), if reasonably requested by Seller, Buyer shall cause the Company and/or its Subsidiaries to assert their rights of indemnification or other claims against these entities; provided that notwithstanding the above, the Buyer shall have no obligation to cause the Company and/or its Subsidiaries to assert their rights to indemnification for such claims if the Buyer and its legal counsel reasonably and in good faith determine that asserting such indemnification rights is not practicable or in the best interest of either the Buyer or the Company or its Subsidiaries. The assertion of these rights shall be treated as if they were a matter of defending a third party claim under Section 7(d) and the cost of asserting these rights shall be treated as if they were a cost of defending a third party claim under Section 7(d) for which the Seller is indemnifying Buyer under Section 7(b)(ii). Any recovery received by the Company or its Subsidiary in asserting its rights against these entities shall be an offset against the liabilities for which Seller is indemnifying the Buyer under
Section 7(b)(ii) and Seller shall be entitled to receive fifty-six and forty-five one hundredths of a percent (56.45%) of any such recovery if Seller has previously paid (whether by direct payment or through the Escrow Agent) the Buyer with respect to such indemnification claim.

7.       Remedies for Breaches of this Agreement.

     (a) Survival of representations and Warranties. All representations and warranties contained herein or made in writing by any party in connection herewith shall survive the execution and delivery of this Agreement and the Closing hereunder and continue in full force and effect until May 16, 2003 for purposes of being true and correct as of the Closing; provided that the representations and warranties set forth in Section 4(a), Section 4(b) and
Section 5(a) and the covenants and agreements of the Parties shall continue in full force and effect until the expiration of all relevant statutes of limitations.

     (b) Indemnification Provisions for Benefit of the Buyer.

          (i) In the event the Seller breaches (or in the event any third party alleges facts that, if true, would mean any of the Seller has breached) any of its representations, warranties, and covenants contained herein, and provided that the Buyer makes a written claim for indemnification against the Seller pursuant to Section 16 within any applicable survival period described in Section 7(a), then the Seller agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer (and not merely as a result of being a stockholder of the Company in a situation where the Company suffers an Adverse Consequence, which is intended to be covered by Section 7(b)(ii)) through and after the date of the claim for indemnification (including any Adverse Consequences the Buyer may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

          (ii) Provided Buyer makes a written claim for indemnification against the Seller pursuant to Section 16 within any applicable survival period described in Section 7(a), Seller agrees to indemnify Buyer from and against (A) fifty-six and forty-five one hundredths percent (56.45%) of any Adverse Consequences the Company may suffer resulting from, arising out of, relating to, or caused by (1) a breach by Seller of any of its representations, warranties and covenants contained herein, (2) the customer accounts set forth on Schedule 4(j) attached hereto, (3) the Shochet Leases and any matter (other than the Boca Lease) set forth on Schedule 4(f) attached hereto or (4) existing and/or future litigation or arbitration arising from those items listed in clause (3) above and (B) any Adverse Consequences the Company may suffer resulting from, arising out of, relating to, or caused by the termination of the employment agreements between the Company and Roger N. Gladstone and David F. Greenberg; provided that to the extent an adjustment to the Purchase Price has been made pursuant to Section 1(d)(iv) in respect to the termination of such employment agreement, the amount of such adjustment shall not be deemed an Adverse Consequence under this Section 7(b)(ii)(B).

Notwithstanding (i) and (ii) above, the Seller shall not have any obligation to indemnify the Buyer from and against any Adverse Consequences to the Buyer or the Company in an aggregate amount that exceeds the Purchase Price.

     (c) Indemnification Provisions for Benefit of the Seller. In the event the Buyer breaches (or in the event any third party alleges facts that, if true, would mean the Buyer has breached) any of its representations, warranties, and covenants contained herein, and provided that the Seller makes a written claim for indemnification against the Buyer pursuant to Section 16 within any applicable survival period described in Section 7(a), then the Buyer agrees to indemnify the Seller from and against the entirety of any Adverse Consequences the Seller may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Seller may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

     (d) Matters Involving Third Parties.

          (i) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Section 7, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

          (ii) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (E) the Indemnifying Party diligently conducts the defense of the Third Party Claim.

          (iii) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 7(d)(ii), (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

          (iv) In the event any of the conditions in Section 7(d)(ii) is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (C) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 7.

          (v) The Seller represents to the Buyer that the Company has retained outside counsel with respect to third party claims arising from the Shochet Leases, Shochet Equipment Leases and the arbitrations, litigation and customer complaints set forth on Schedule 4(f). Seller acknowledges that claims against the Company and/or its Subsidiaries under the Shochet Leases, Shochet Equipment Leases and the arbitrations, litigation and customer complaints (other than the complaints of Soll and Castillo) set forth on Schedule 4(f) are matters for which Seller will have indemnification responsibility pursuant to Section 7(b)(ii). Accordingly, Seller and Buyer acknowledge that it is not necessary for Buyer to provide any notice to Seller under Section 7(d)(ii) to assert an indemnification claim against Seller for those claims that have arisen to date under the Shochet Lease or the Shochet Equipment Leases and Seller shall conduct the defense of the Company and/or its Subsidiaries with respect to such claims, the cost of which shall be apportioned as provided in
          Section 7(d)(ii).

     (e) Determination of Adverse Consequences. In determining Adverse Consequences for purposes of this Section 7, the Parties shall (i) take into account the time cost of money (using the Applicable Rate as the discount rate),
(ii) disregard any materiality qualification set forth herein, and (iii) make appropriate adjustments for tax consequences and insurance coverage. All indemnification payments under this Section 7 shall be deemed adjustments to the Purchase Price.

8. Definitions. For the purpose hereof, the following terms have the meanings set forth below:

         "Accountant" means Feldman Sherb & Co., P.C.

         "Accountant Certificate" means a certificate signed by Accountant setting forth the Actual Cash Amount, as reflected in the audited consolidated financial statements of the Company and its Subsidiaries upon which the Accountant has issued its report.

         "Actual Cash Amount" means the amount of cash or cash equivalents held by the Company and its Subsidiaries as of January 31, 2002, as set forth on the Accountant Certificate.

         "Adjustment Factor" means 0.5645.

         "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

         "Affiliate" of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where "control" means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

         "Applicable Rate" means the corporate base rate of interest publicly announced from time to time by JP Morgan Chase & Co.

         "Audit Date" means the date on which the Accountant delivers the Accountant Certificate to the Company.

         "Boca Lease" means that certain Lease dated December 17, 2001 by and between the Company and Mizner Business Certer Corp. for real property located at 433 Plaza Real, Suite 275, Boca Raton, Florida, 33432.

         "Business Day" means any day other than Saturday, Sunday or any federal legal holiday.

         "Company Cash Accounts" means any and all accounts, of any type or nature, used by the Company to hold cash or cash equivalents.

         "Engagement Letter" means an engagement letter, reasonably satisfactory to Buyer, executed by and among the Company and the Accountant pursuant to which the Accountant has agreed to (i) prepare the Accountant Certificate and the Company's 10-K due to be filed with the SEC on or about May 1, 2002 and (ii) prepare and file the state and federal tax returns (to the extent such returns have not been filed as of the date hereof) of the Company and each of its Subsidiaries for all periods prior to January 1, 2002

         "Estimated Cash Amount" means as of January 31, 2002, cash or cash equivalents held by the Company in an amount equal to $1,200,000.00.

         "Filing Date" means the date on which the Company files its 10-K with the SEC, due to be filed on or about May 1, 2002.

         "Financial Statements" means the Recent Balance Sheets.

         "Intercompany Services Agreement" means that certain intercompany services agreement dated August 1, 2001, by and among Firebrand Financial Group, Inc., the Company and Shochet Securities, Inc.

         "Knowledge" means that none of Seller's officers or directors, in each case after reasonable investigation, which shall include for purposes of Section 4, the questioning of officers and directors of the Company and each Subsidiary of the Company has actual (and not constructive) knowledge that any statement in a representation or warranty is not true.

         "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for taxes.

         "Material Adverse Effect" means a material and adverse effect upon (i) the business, operations, assets, liabilities, condition (financial or otherwise), operating results or employee, customer or supplier relations or prospects of the Company or (ii) the ability of the Seller to consummate the transactions contemplated hereby or perform its respective obligations hereunder.

         "NASD" means National Association of Securities Dealers, Inc.

         "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

         "Person" means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

         "Purchase Agreement" means that certain agreement dated August 1, 2001, by and among Bluestone Capital Corp., Healthstar Corp., Shochet Securities Inc.

and Shochet Holding Corp., as amended and supplemented on August 31, 2001 and as modified by the Agreement dated as of November 7, 2001 among such parties and Sand Brothers & Company, Inc.

         "Recent Balance Sheets" means together, the Company's audited consolidated balance sheet as of January 31, 2001 and the unaudited consolidated balance sheets as of January 31, 2002, attached hereto as Exhibit B.

         "Schedule 14(f)" means a schedule prepared by the Company and complying with Rule 14f-1 of the Securities and Exchange Act of 1934.

         "Schroder Letter" has the meaning ascribed such term in the Purchase Agreement.

         "Shochet Equipment Leases" has the meaning ascribed such term in the Purchase Agreement.

         "Shochet Leases" has the meaning ascribed such term in the Purchase Agreement.

         "SEC" means the Securities and Exchange Commission.

         "Subsidiary" means any corporation, partnership, limited liability company, joint venture or other legal entity with respect to which a specified Person directly or indirectly (or a Subsidiary thereof) owns a majority of the ownership interests or has the power to vote or direct the voting of sufficient ownership interests to elect a majority of the directors or equivalent governing Persons.

9.       Termination.

     (a) Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

          (i) the Buyer and the Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

          (ii) the Buyer may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing (A) in the event the Seller has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Buyer has notified the Seller of the breach, and the breach has continued without cure for a period of 10 days after the notice of breach or
          (B) if the Closing shall not have occurred by April 5, 2002, by reason of the failure of any condition precedent under Section 2(c) (unless the failure results primarily from the Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and

          (iii) the Seller may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing (A) in the event the Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Seller has notified the Buyer of the breach, and the breach has continued without cure for a period of 10 days after the notice of breach or (B) if the Closing shall not have occurred by April 5, 2002, by reason of the failure of any condition precedent under Section 2(b) (unless the failure results primarily from the Seller itself breaching any representation, warranty, or covenant contained in this Agreement).

     (b) Effect of Termination. If any Party terminates this Agreement pursuant to Section 9(a), all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party who has committed a willful and material breach).

10. Complete Agreement. This Agreement constitutes the entire agreement between the parties hereto regarding the subject matter of this Agreement
and   supersedes   and  preempts  any  prior   understandings,   agreements   or
representations, written or oral, which may have related to the subject matter hereof.

11. Expenses. Each of the Parties will bear his, her or its own costs and expenses (including investment banking, accounting and legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. The Seller agrees that neither the Company nor its Subsidiaries will bear any of the Seller's costs and expenses (including any of their legal fees and expenses) in connection with this Agreement or any of the transactions contemplated hereby; provided that the Company shall bear its own expenses relative to its obligation to file Schedule 14(f).

12. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

13. Further Assurances. After the Closing, as and when requested by the Buyer, the Seller shall, without further consideration, execute and deliver all such instruments of conveyance and transfer and shall take such further actions as the Buyer may deem necessary or desirable in order to transfer the Shares to the Buyer and to carry out fully the provisions and purposes of this Agreement.

14. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by the Buyer and the Seller and their respective successors and assigns.

15. Choice of Law. The construction, validity, interpretation and enforcement of this Agreement shall be governed by the internal law, and not the law of conflicts, of the State of New York.

16. Notice. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

                     If to Seller:

                     One State Street Plaza
                     New York, New York 10004
                     Phone:   (212) 208-6500
                     Fax:     (212) 809-6189
                     Attn:    Mr. David Nussbaum, Chief Executive Officer

                     with a copy to:

                     Graubard Miller
                     600 Third Avenue
                     New York, New York 10016-1903
                     Phone:   (212) 818-8661
                     Fax:     (212) 818-8881
                     Attn:    David Alan Miller, Esq.

                     If to Buyer:

                     c/o Sutter Capital Management, LLC
                     150 Post Street, Suite 320
                     San Francisco, CA 94108
                     Phone:   (415) 788-1444
                     Fax:     (415) 788-1515
                     Attn:    Mr. Robert E. Dixon or Mr. William G. Knuff, III

                     with a copy to:

                     Kirkland & Ellis
                     153 East 53rd Street
                     New York, New York 10022
                     Phone:   (212) 446-4800
                     Fax:     (212) 446-4900
                     Attn:    Eunu Chun, Esq.

                     If to Escrow Agent:

                     Graubard Miller
                     600 Third Avenue
                     New York, New York 10016-1903
                     Phone:   (212) 818-8661
                     Fax:     (212) 818-8881
                     Attn:    David Alan Miller, Esq.

                  Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended party recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

17. Waiver of Jury Trial. Each of the Parties waives any right it may have to trial by jury in respect of any litigation based on, arising out of, under or in connection with this Agreement or any course of conduct, course of dealing, verbal or written statement or action of any party hereto.

                                     * * * *

         IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.



                                   SUTTER OPPORTUNITY FUND 2, LLC
                                   By:   Sutter Capital Management, LLC
                                   Its:  Managing Member

                                         By:   __________________________
                                               Name:    Robert E. Dixon
                                               Its:     Managing Member


                                   FIREBRAND FINANCIAL GROUP, INC.

                                   By:   ______________________________
                                         Name:    Peter R. Kent
                                         Its:     Chief Financial Officer

                                   SCHEDULE I



Firebrand Financial Group, Inc.                                1,213,675

                                    EXHIBIT A

                                    EXHIBIT B